CONTACT:
Scott Beilharz, Investor Relations
1-800-458-0811 ext. 7312 or 814/870-7312
scott.beilharz@erieinsurance.com

Erie Indemnity Approves Management Fee Rate and Dividend Increase, Declares Quarterly Dividend

Erie, Pa. - December 4, 2013 -- At its regular meeting held December 3, 2013, the Board of Directors of Erie Indemnity Company (NASDAQ: ERIE) set the management fee rate charged to Erie Insurance Exchange, approved an increase in shareholder dividends and declared the quarterly dividend.
The Board agreed to maintain the current management fee rate paid to Erie Indemnity Company by Erie Insurance Exchange at 25 percent, effective January 1, 2014. The management fee rate was 25 percent for the period January 1 through December 31, 2013. The Board has the authority under the agreement with the subscribers (policyholders) at Erie Insurance Exchange to set the management fee rate at its discretion; however, the maximum fee rate permissible by the agreement is 25 percent. This action was taken based on the Board's consideration and review of the relative financial positions of Erie Insurance Exchange and Erie Indemnity Company.
The Board also agreed to increase the regular quarterly cash dividend from $0.5925 to $0.635 on each Class A share and from $88.875 to $95.25 on each Class B share. This represents a 7.2 percent increase in the payout per share over the current dividend rate. The next quarterly dividend is payable January 22, 2014, to shareholders of record as of January 7, 2014, with a dividend ex-date of January 3, 2014. Erie Indemnity Company has paid regular shareholder dividends since 1933.
According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 14th largest homeowners insurer and 12th largest automobile insurer in the United States based on direct premiums written and the 18th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 4.7 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group is a FORTUNE 500 and Barron's 500 company. Erie Insurance is proud to have received the J.D. Power and Associates' award for “Highest in Customer Satisfaction with Small Business Commercial Insurance” and “Highest in Customer Satisfaction with the Auto Insurance Purchase Experience” in 2013, and to be a J.D. Power and Associates' 2012 Customer Service Champion. ERIE is one of only 50 U.S. companies so named. Erie Insurance is also recognized on the list of Ward's 50 Group of top performing insurance companies, which analyzes the financial performance of 3,000 property and casualty companies and recognizes the top performers for achieving outstanding results in safety, consistency and financial performance over a five-year period (2008-2012).
News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained herein that are not historical fact are forward-looking statements and, as such, are subject to risks and uncertainties that could cause actual events and results to differ, perhaps materially, from those discussed herein. Forward-looking statements relate to future trends, events or results and include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of forward-looking statements are discussions relating to premium and investment income, expenses, operating results, agency relationships, and compliance with contractual and regulatory requirements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties, in addition to those set forth in our filings with the Securities and Exchange Commission, that could cause actual results and future events to differ from those set forth or contemplated in the forward-looking statements include the following:

Risk factors related to the Indemnity shareholder interest:

•	dependence on Indemnity’s relationship with the Exchange and the management fee under the agreement with the subscribers at the Exchange;

•	costs of providing services to the Exchange under the subscriber’s agreement;

•	ability to attract and retain talented management and employees;

•	ability to maintain uninterrupted business operations, including information technology systems;

•	factors affecting the quality and liquidity of Indemnity’s investment portfolio;

•	credit risk from the Exchange;

•	Indemnity’s ability to meet liquidity needs and access capital; and

•	outcome of pending and potential litigations against Indemnity.
Risk factors related to the non-controlling interest owned by the Exchange, which includes the Property and Casualty Group and EFL:

•	general business and economic conditions;

•	dependence upon the independent agency system;

•	ability to maintain our reputation for customer service;

•	factors affecting insurance industry competition;

•	changes in government regulation of the insurance industry;

•	premium rates and reserves must be established from forecasts of ultimate costs;

•	emerging claims, coverage issues in the industry, and changes in reserve estimates related to the property and casualty business;

•	changes in reserve estimates related to the life business;

•	severe weather conditions or other catastrophic losses, including terrorism;

•	the Exchange’s ability to acquire reinsurance coverage and collectability from reinsurers;

•	factors affecting the quality and liquidity of the Exchange’s investment portfolio;

•	the Exchange’s ability to meet liquidity needs and access capital;

•	the Exchange’s ability to maintain acceptable financial strength rating;

•	outcome of pending and potential litigations against the Exchange; and

•	dependency upon the service provided by Indemnity.
A forward-looking statement speaks only as of the date on which it is made and reflects Indemnity’s analysis only as of that date. Indemnity undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.